ASSET PURCHASE AGREEMENT


THIS AGREEMENT is made as of the 2nd day of April, 2002

BETWEEN:

     DALIAN BEIGANG INFORMATION INDUSTRY DEVELOPMENT CO LTD.
     a company duly incorporated under the laws of China
     (hereinafter called "Vendor")


AND:


     DALIAN NORTH PORT INFORMATION DEVELOPMENT CO LTD., a company duly incorporated under the foreign joint venture laws of China (hereinafter called "Purchaser")



WHEREAS:

A. The Vendor carries on several businesses in Dalian city, one of which is called Tenet, an acronym for "taxation electronic network" (Tenet) being an on-line reporting and tax payment business which the Vendor recently launched in Dalian (Business);
B. The Vendor and ATC Systems Inc., (ATC) a Canadian company, formed the Purchaser in which the shareholders of the Vendor owns 10% as well as 30 % of ATC;
C. The Vendor has agreed under a separate agreement with the Purchaser to provide certain important services for the Business; and
D. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Business as a going concern, on the terms hereinafter set forth. .

     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the representations, warranties, covenants and agreements hereinafter set forth, the parties agree as follows:

                                    SECTION 1
                                 INTERPRETATION

1.1  Definitions

For the purpose of this Agreement, unless there is something in the subject matter inconsistent with a logical meaning, the words in Schedule "A" shall have the meanings described therein.

1.2  Governing Law and Forum

This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of China and each party irrevocably attorns to such jurisdiction.

1.3  Currency

All references to money shall be to lawful money of the US currency.

1.4  Schedules

The following are the Schedules attached to and incorporated in this Agreement by this reference and deemed to form a part hereof:

     Schedule A      -Definitions
     Schedule B      -Equipment
     Schedule C      -Intangible Property
     Schedule D      -Material Contracts
     Schedule E      -Leasehold Property
     Schedule F      -Assumed Liabilities


                                    SECTION 2
                                PURCHASE AND SALE

2.1  Purchase and Sale

Relying on the warranties and representations herein, and subject to the terms on the Closing Date, but effective as of and from the Effective Date, the Purchaser will purchase the Assets and the Vendor will sell the Assets, free and clear of all Encumbrances, for the Purchase Price and for greater certainty it is agreed that the Assets are only those associated with and which form part of the Business but no other businesses of the Vendor.

2.2  Purchase Price


The Purchase Price is 9,090,000 rmb being the approximate costs the Vendor incurred to acquire and/or develop the assets of the Business.

2.3  Allocation of Purchase Price

The Purchase Price shall be allocated as follows:

     (a)  Equipment                          2,700,000 rmb;

     (b)  Material Contracts, 2000 customer subscriptions @ 1200
                                             2,400,000

     (c)  Intangible Property                3,900,000

     (d)  Leasehold Property                    74,000

     Total                                   9,090,000

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

     2.3.1 The parties acknowledge that due to the inherent relationships between the shareholders of the parties that the Purchase Price is derived by the calculating the costs to develop the Tenet System and begin the marketing thereof and that such costs were, in the case of the value of material contracts, arbitrarily set and that if such allocation or any other allocation needs to be adjusted to meet the needs of the Purchasers auditors, Ernst Young, than the parties agree to adjust the allocation of the Purchase Price accordingly.

     2.3.2 The parties recognize that there is no value attributed to certain classes of Assets, which does not mean there is no actual value for such class rather it was agreed for the purposes of this agreement the allocation thereof served little purpose so none was attributed.

2.4  Payment of Purchase Price

The Purchaser shall pay the Purchase Price, by assumption of the Assumed Debts and adjusted as described in subsection 13.2.

2.5  Closing

Subject to the terms and conditions hereof, the purchase and sale of the Assets shall be completed at a closing to be held on the Closing Date or such other date as shall be agreed upon by the parties as the parties may agree.


                                    SECTION 3

                  RECEIVABLES AND VALUATION OF PREPAID EXPENSES

3.1  Date of Determination of Value

The value of Prepaid Expenses shall be determined as of the close of business on the day preceding the Effective Date in the manner hereinafter set forth.

3.2  Receivables

The Purchaser acknowledges that there are receivables but that for the purposes of this agreement no allocation is being made for receivables and further it is agreed that the Vendor is not subject to recourse should any receivable be written off as non collectible.

3.3  Prepaid Expenses

The value of Prepaid Expenses shall be the net book value of the Prepaid
Expenses.

                                    SECTION 4
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

4.1  Representations and Warranties of Vendor

The Vendor represents and warrant, that:

     (a)  the Vendor:

          (i) is a company duly incorporated in Dalian city, is duly organized, validly exists and is in good standing;

          (ii) has the authority to own and dispose of the Assets, to carry on the Business, to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth; and

          (iii) is not in default of any reporting or filing requirement under any applicable corporate, securities or taxation law or other law to which it is subject;

     (b) this Agreement has been duly and validly executed and delivered by the Vendor and constitutes a legal obligation of the Vendor;

     (c) neither the execution nor the delivery of this Agreement, or the other agreements and instruments contemplated hereby will:

          (i) constitute a breach of any term or condition or give to any person or Governmental Authority any right of, after the giving of a notice or lapse of time or otherwise, acceleration, termination or cancellation in or with respect to any of the following:

                (A) any constating documents, charter documents or by-laws of the Vendor or any resolution of directors or shareholders of the Vendor;

                (B) any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, certificate, consent, license, authority, registration or other instrument or commitment to which the Vendor is a party or is subject, or by which it is bound or from which it derives benefit or which is required or desirable for the conduct in the usual and ordinary course of the operation of the Business; and

                (C) any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which the Business, the Assets, and the Vendor is bound or to which the Business, the Assets, and the Vendor is subject;

          (ii)  result in the creation of any Encumbrance on any of the Assets;
                or

          (iii) result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable;

          (iv) give any person the right to terminate, cancel or remove any of the Assets, save to the extent that the consent of third parties is required to assign the Leasehold Property and Material Contracts.

     (d) no authorization, approval, order, license, permit, consent, certificate or registration of any Governmental Authority, court or arbitrator, and no registration, declaration or filing by the Vendors with any Governmental Authority, court or arbitrator, is required in order for the Vendor

          (i) to incur the obligations expressed to be incurred by the Vendor in or pursuant to this Agreement;

          (ii) to execute and deliver all other documents and instruments to be delivered by the Vendor pursuant to this Agreement;

          (iii) to duly perform and observe the terms and provisions of this Agreement; or

          (iv)  to render this Agreement legal, valid, binding and enforceable;


     (e)  the Books of Record:

          (i) have been prepared in accordance with generally accepted accounting principles , applied on a basis consistent with those of previous fiscal years;

          (ii) are in accordance with the books and accounts of the Vendor as at the dates thereof and for the periods covered thereby; and

          (iii) present fairly the assets, indebtedness and the financial condition and position of the Business.

     (f)  since the date of Books of Record:

          (i) there has been no material adverse change in any of the Assets or the organization and its operations, other than changes in the usual and ordinary course of the operation of the Business;

          (ii) the Vendor has not materially increased or agreed to increase the salary, pay, fringe benefits or other compensation of, or paid or agreed to pay any pension, bonus, share or profits or other benefit, compensation or payment to, or for the benefit of, any officers, employees or agents of the Business, save and except remuneration paid to employees of the Business in the usual and ordinary course of the operation of the Business;

          (iii) the Vendor has maintained in force insurance against loss on such of the Assets against such risks and to such limits, as well as insurance against public liability from such risks and to such limits, as is in accordance with prudent business practices prevailing in the industry in which the Business is involved;

          (iv) the Vendor has not purchased or agreed to purchase or leased or agreed to lease or acquired or agreed to acquire any asset, other than as required in the usual and ordinary course of the operation of the Business;

          (v) the Vendor has not sold, transferred, disposed of, mortgaged, pledged, charged or leased any asset, other than as required in the usual and ordinary course of operation of the Business; and

          (vi) the Vendor has not engaged or entered into any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment to make any expenditure which might materially and adversely affect any of the Assets or the organization, operations, affairs, business, properties, prospects or financial condition or position of the Business;

     (g) the Books and Records fairly and correctly set out and disclose the Business in all material respects, in accordance with generally accepted accounting principles in China;

     (h) no action, suit, or other proceeding or arbitration before or of any court, arbitrator or Governmental Authority or dispute with any Governmental Authority is in process, or pending or threatened, against or relating to the Vendor, the Business or any of the Assets and no state of facts exists which could constitute the basis therefor;

     (i) all of the Assets are owned by the Vendor and are in the Vendor's possession;

     (j) the Leasehold Property are leased by the Vendor on normal business terms from persons with whom the Vendor deals at arm's length and are in the Vendor's possession;

     (k) the Vendor is the legal and beneficial owner of and has good and marketable title to the Assets free and clear of all Encumbrances and none of the Assets are in the possession of or under the control of any other person;

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

     (l) all tangible rights, assets and properties comprising the Assets are free from material defect, are in good condition and repair and (where applicable) are in proper working order, having regard to the use and age thereof;

     (m) other than the Assumed Liabilities, there is no indebtedness to any person which might, by operation of law or otherwise, now or hereafter constitute or be capable of forming an Encumbrance upon any of the Assets and, save as aforesaid, there is no indebtedness of any kind whatsoever relating to the Business in respect of which the Purchaser may become liable on or after the Closing Date;

     (n) none of the Assets is in any respect infringing the right of any person under or in respect of any patent, design, trade mark, trade name, copyright or other industrial in intellectual property;

     (o) there is no employment contract, commitment or arrangement, whether written, oral or implied, relating to the Business which contains any specific agreement as to notice of termination or severance pay in lieu thereof or which cannot be terminated without cause upon giving reasonable notice as may be implied by law without the payment of, or any indebtedness in respect of, any bonus, damages, share of profits or penalty;

     (p) Pensions have been set for employees but the value attributed to pensions as of the Closing date are considered immaterial and any obligation owed by the Vendor to employees for pensions is being assumed by the Purchaser.

     (q) this Agreement does not contain any untrue statement by the Vendor of a material fact nor has the Vendor omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading; and

     (r) all information set out in the Schedules to this Agreement is accurate and correct in every material respect.

4.2  Representations and Warranties in Closing Documents

All statements contained in any certificate or other instrument delivered by or on behalf of the Vendor pursuant hereto or in connection with the transaction contemplated hereby shall be deemed to be representations and warranties by the Vendor hereunder.

4.3  Survival of Representations and Warranties

The representations and warranties of the Vendor contained in this Agreement shall survive the Closing and the Payment of the Purchase Price and, notwithstanding the Closing and the Payment of the Purchase Price, the representations and warranties of the Vendor shall continue in full force and effect for the benefit of the Purchaser.


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

4.4  Reliance

The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and that no information which is now known or should be known or which may hereafter become known to the Purchaser or its officers, directors or professional advisors shall limit or extinguish the right to indemnity under this section .

There is no Section 5.

                                    SECTION 6
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

6.1  Representations and Warranties of Purchaser

The Purchaser represents and warrants, as of the Closing Date that:

     (a)  the Purchaser:

          (i) is a foreign joint venture corporation incorporated in Dalian city, is duly organized, validly exists and is in good standing under the laws of Dalian; and

          (ii) has the full authority to execute this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

     (b) this Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms;

     (c) the execution of this Agreement, or the other agreements and instruments contemplated hereby, will constitute a default under any terms, provision or conditions of, or conflict with, violate or cause any, or give to any person or Governmental Authority any right of, after the giving of a notice or lapse of time or otherwise, acceleration, termination or cancellation in or with respect to any of the following:

          (i) any constating documents, charter documents or by-laws of the Purchaser or any resolution of directors or shareholder of the Purchaser;

          (ii) any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, certificate, consent, license or other instrument or commitment to which the Purchaser is a party or is subject, or by which it is bound or from which it derives benefit;

          (iii) any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which the Purchaser is bound or to which the Purchaser is subject;

     (d) this Agreement does not contain any untrue statement by the Purchaser of a material fact nor has the Purchaser omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading.

6.2  Survival of Representation and Warranties

The representation and warranties of the Purchaser contained in this Agreement shall survive the Closing and the conveyance of the Assets and, notwithstanding the Closing and the conveyance of the Assets, the representations and warranties of the Purchaser shall continue in full force and effect for the benefit of the Vendor.


                                    SECTION 7
                               VENDOR'S COVENANTS

7.1  Prior to Closing Date

The Vendor covenants and agrees with the Purchaser that as of the Closing Date:

     (a) the Vendor will obtain any release, waiver, consent or approval that the Purchaser, acting reasonably, may advise is required in order that none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance of the obligations of the Vendor herein will:

          (i) constitute or result in a material breach of or a material default under, or an event which, with the giving of notice or lapse of time or otherwise, would constitute or result in a material breach of or material default under; or

          (ii) give to any other person any right of termination, cancellation in or with respect to, any indenture, mortgage, agreement, contract, lease, certificate, consent, licence or other instrument or commitment to which the Vendor is a party or is subject, or by which it is bound or from which it derives benefit or which is required or desirable for the conduct in the usual and ordinary course of the operation of the Business;

     (b) the Vendor will obtain all necessary releases, waivers, consents and approvals, and effectively transfer the Assets to the Purchaser as contemplated by this Agreement and all such releases, consents and approvals will be in a form, and upon such terms, as may be reasonably acceptable to the Purchaser;

     (c) the Vendor will take all proper corporate proceedings on its part to enable it to vest a good and marketable title in the Purchaser to the Assets, free and clear of all Encumbrances;

     (d) the Vendor will maintain in force policies of insurance heretofore maintained, and obtain and maintain such additional policies of insurance as may be required to insure the Assets ;

     (e) the Vendor will conduct the Business only in the usual and ordinary course of the operation of the Business, endeavor to preserve the organization of the Business intact and keep available the services of the present officers and employees (subject to voluntary resignations and dismissals in accordance with proper business practice) and preserve the goodwill of the suppliers and customers and others having business relations with the Vendor relating to the Business;and

     (f) the Vendor will make all necessary tax, governmental and other filings in a timely fashion.


                                    SECTION 8
                              PURCHASER'S COVENANTS

8.1  Purchaser's Covenants

The Purchaser covenants and agrees with the Vendor that:

     (a) as of the Closing, it will assume and pay the Assumed Liabilities and indemnify and save the Vendor harmless of and from all claims, demands, suits and actions in respect thereof;

     (b) as of the Closing, it will assume, perform all obligations arising under the Material Contracts and all other contracts, commitments or engagements which are entered into by the Vendor between the date of execution hereof and the time of Closing in the usual and ordinary course of the Operation of the Business and which are not prohibited by this Agreement or are consented to in writing by the Purchaser;

     (c) as of the Closing Date but effective as of and from the Effective Date the Purchaser shall offer employment to all of the employees employed on the Closing Date in connection with the Business, on substantially the terms and conditions of their employment in effect on the Closing Date.

                                    SECTION 9
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

9.1  Purchaser's Conditions Precedent

Notwithstanding anything herein contained, the obligation of the Purchaser to complete the purchase of the Assets is conditional upon the fulfillment of the following conditions precedent:

     (a) the representations and warranties of the Vendor contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transaction contemplated hereby shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except:

          (i) to the extent that any of such representations and warranties have been waived by the Purchaser or affected by the transactions between the parties contemplated hereby; or

          (ii) insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period;

     (b) all of the covenants, agreements and deliveries of the Vendor to be performed or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with, except to the extent that such performance or compliance has been waived by the Purchaser or is prevented by a default by the Purchaser in the performance of its obligations hereunder;

     (c) all consents or approvals required to be obtained by the Vendor for the purpose of selling, assigning or transferring the Assets have been obtained;

     (d)  since the date hereof and prior to the Closing Date:

          (i) the Vendor shall not have experienced any event or condition or have taken any action of any character; and

          (ii) no substantial damage by fire, negligence or otherwise to the Assets shall have occurred,

                  which materially and adversely affects the Business, any of the Assets or the right of the Purchaser to the full enjoyment of the Assets or that materially and adversely reduces the value of the Assets or the Business to the Purchaser;

     (e)  on or before the Closing Date:

          (i) no Governmental Authority shall have enacted any statute, regulation or bylaws or announced any policy that will materially and adversely affect the Business, any of the Assets or the right of the Purchaser to the full enjoyment of the Assets; and

          (ii) no injunction or restraining order of a court or administrative tribunal or competent jurisdiction shall be in effect which prohibits the transactions contemplated hereunder and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby;

     (f) the Purchaser shall have received from the Purchaser's Solicitors an opinion dated as of the Closing Date as to the state of title of the Assets;

9.2  Conditions for Benefit of Purchaser

The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser on or prior to the Closing Date by delivery to the Vendor of a written waiver to that effect, signed by the Purchaser.


                                   SECTION 10
                CONDITIONS PRECEDENT TO THE VENDOR'S OBLIGATIONS

10.1 Vendor's Conditions Precedent

         Notwithstanding anything herein contained the obligation of the Vendor to complete the sale hereunder is subject to the following conditions:

     (a) the Purchaser's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except:

          (i) to the extent that any of such representations and warranties have been waived by the Vendor or affected by the transactions between the parties contemplated hereby; or

          (ii) insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period;

     (b) the Purchaser shall have performed and complied with all covenants, agreements and deliveries required by this Agreement to be performed or complied with by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with, except to the extent that such performance or compliance has been waived by the Vendor or is prevented by a default by the Vendor in the performance of its obligations hereunder; and

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

     (c) all consents or approvals required to be obtained by the Vendor for the purpose of selling, assigning or transferring the Assets have been obtained, provided that this condition may only be relied upon by the Vendor if the Vendor has diligently exercised its best efforts to procure all such consents or approvals and the Purchaser has not waived the need for all such consents or approvals.

10.2 Conditions for Benefit of the Vendor

The foregoing conditions are for the exclusive benefit of the Vendor and any such condition may be waived in whole or in part by the Vendor on or prior to Closing Date by delivery to the Purchaser of a written waiver to that effect, signed by the Vendor.


                                   SECTION 11
                              DELIVERIES AT CLOSING

11.1 Vendor's Deliveries

At the Closing the Vendor shall deliver or cause to be delivered to the
Purchaser:

     (a) all deeds of conveyance, bills of sale, transfer and assignments, duly executed, in form and content satisfactory to the Purchaser's Solicitors, appropriate to effectively vest good and marketable title to the Assets in the Purchaser to the extent contemplated by this Agreement, and immediately registrable in all places where registration of such instruments is necessary or desirable;

     (b) all consents or approvals required by this Agreement to be obtained by the Vendor;

     (c)  possession of the Assets;

     (d) a duly executed statutory declaration of the President of the Vendor dated the losing Date to the effect that the representations and warranties of the Vendor ontained in this Agreement are true and correct and that the covenants and greements of the Vendor to be performed on or before the Closing Date pursuant to the terms of this Agreement have been duly performed

     (e) duly executed releases of, or evidence to the reasonable satisfaction of the Purchaser as to the discharge of any and all indebtedness which the Purchaser has not agreed to assume and which may be enforceable against any of the Assets being purchased hereunder;

     (f)  a statement of the Assumed Liabilities signed by the Vendor;

     (g) evidence satisfactory to the Purchaser's Solicitors of the transfer to the Purchaser or acquisition by the Purchaser of all Permits;

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

     (h) a certified copy of a resolution of the directors of the Vendor duly passed, with a certification that is has not been rescinded and continues to be in effect, authorizing the execution, delivery and implementation of this Agreement and of all transactions contemplated hereby and of all documents to be delivered by the Vendor pursuant hereto; and

     (i) all lists of customers, outstanding orders for the purchase and sale of inventory, brochures, samples, price lists, files, records, documents and other information related to the Business and all consents, and other rights used in connection with the Business.

11.2 Purchaser's Deliveries

At the Closing the Purchaser shall deliver or cause to be delivered to the
Vendor:

     (a) a duly executed covenant of the Purchaser in favour of the Vendor agreeing to assume and pay or perform and indemnify the Vendor against the Assumed Liabilities and other obligations agreed to be assumed hereunder by the Purchaser in the manner and to the extent herein provided;

     (b) a statutory declaration of the President of the Purchaser dated the Closing Date to the effect that the representations and warranties of the Purchaser contained in this Agreement are true and correct and that the covenants and agreements of the Purchaser to be performed on or before the Closing Date pursuant to the terms of this Agreement have been duly performed;and

     (c) a certified copy of a resolution of the directors of the Purchaser duly passed authorizing the execution, delivery and implementation of this Agreement and of all transactions contemplated hereby and of all documents to be delivered by the Purchaser pursuant hereto.

                                   SECTION 12

There is no section 12.


                                   SECTION 13
                         EFFECTIVE DATE AND ADJUSTMENTS

13.1 Effective Date

The purchase and sale of Assets herein contemplated shall take effect as of and from the Effective Date. All transactions in the Business conducted prior to the Effective Date shall be for the account of the Vendor and all transactions in the Business on or after the Effective Date shall be for the account of the Purchaser.


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


13.2 Adjustments

Taxes, rents, water, gas and hydro rates, and prepaid expenses relating to the Assets and other matters customarily the subject of adjustment shall be adjusted as at the close of business on the business day immediately preceding the Effective Date on a per diem basis and the Purchase Price shall be adjusted accordingly.


                                   SECTION 14
                                   CONVEYANCE

14.1 Conveyance of Assets

On completion of the Closing, this Agreement shall, operate as a transfer to the Purchaser of all Assets to be sold and purchased hereunder as the same shall be at the close of business on the Effective Date. The Vendor shall nevertheless, at the Closing and from time to time after the Closing, execute and deliver to the Purchaser all such conveyances, transfers, assignments and other instruments in writing and further assurances as the Purchaser or the Purchaser's Solicitor shall reasonably require from the Vendor, and the Purchaser shall execute and deliver to the Vendor all such agreements of assumptions and other instruments in writing and further assurances as the Vendor shall reasonably require in order to give effect to the provisions of this Agreement.

14.2 Trust Regarding Assets Not Covered

Should any of the Assets intended to be transferred hereunder not be transferred to the Purchaser at the completion of the Closing on the Closing Date, the Vendor shall hold as bare trustee in trust for, and at the sole cost of the Purchaser, all such Assets from the commencement of business on the Closing Date until such Assets are effectively transferred.


                                   SECTION 15
                            COLLECTION OF RECEIVABLES

15.1 Collection

The Purchaser shall be solely responsible for the Receivables and there shall be no recourse to the Vendor.


                                   SECTION 16
                        PROCEDURE FOR RESOLVING DISPUTES

16.  Arbitration

16.1 In the event a dispute arises in connection with the interpretation or implementation of this Agreement, the parties to the dispute shall attempt in the first instance to resolve such dispute through amicable consultations. If the dispute cannot be resolved in this manner within thirty (30) days after first conferring, then any or all parties to the dispute may refer the dispute to arbitration by the China International Economic and Trade Arbitration Committee. ("Cietac"). The number of arbitrators shall be three. The arbitration proceedings shall be conducted in the Chinese language.

16.2 Any award of the arbitrators shall be final and binding on the parties. The costs of arbitration shall be borne by the losing party, unless the arbitrators determine that this would be inequitable. The parties agree and recognize that any award of the arbitrators shall be recognizable and enforceable in any court having jurisdiction over the party against whom the award was rendered, and also wherever assets of such party are located.

16.3 The legal relations between the parties under this Agreement shall be interpreted in accordance with the substantive laws of China. Any disputes between the parties concerning their legal obligations arising under this Agreement, which are submitted to arbitration pursuant to this clause shall be decided pursuant to the substantive laws of China.

16.4 During the process of arbitration, except the part that is in dispute under arbitration, the other parts of the agreement should be carried out.


                                   SECTION 17

There is no section 17

                                   SECTION 18
                               GENERAL PROVISIONS

18.1 Notice

Any notice, consent, waiver, approval, report, authorization or other communication which any party is required or may desire to give to or make upon any other party pursuant to this Agreement will be effective and valid only if in writing and actually delivered (including by telecopy) to the second-mentioned party at the address mentioned above or at such other address as such second-mentioned party may from time to time designate to such first-mentioned party by notice delivered in accordance with this subsection.

18.2 Time

Time shall be of the essence of this Agreement.

18.3 Entire Agreement

This Agreement contains the whole agreement between the parties in respect of the subject matters hereof and there are no warranties, representations, terms, conditions or collateral agreements, express, implied or statutory, other than as expressly set forth in this Agreement.

18.4 Enurement

This Agreement shall enure to the benefit of and be binding upon the Vendor, the Purchaser and, as applicable, their respective heirs, executors, administrators, successors and assigns.

18.5 Further Assurances

Each of the parties will, on demand by another party, execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other may either before or after the Closing reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to assure the completion of the transactions contemplated hereby.

18.6 Modifications, Approvals and Consents

No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the appropriate party and then only in the specific instance and for the specific purpose given.


IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.


/s/ Zhao Yan
--------------------------------------------------------
DALIAN BEIGANG INFORMATION INDUSTRY DEVELOPEMENT CO LTD.


/s/ Jia Zhang Bo
--------------------------------------------------------
DALIAN NORTH PORT INFORMATION DEVELOPMENT CO LTD.,

                                  SCHEDULE "A"
                                   DEFINITIONS


1. "Assets" means all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, which are belonging to or usually and ordinarily used in the Business, as a going concern, or to which the Vendor is entitled in connection with the Business, including:

     (a)  the Goodwill;
     (b)  the Leasehold Property;
     (c   the Equipment;
     (d)  the Inventory;
     (e)  the Receivables;
     (f)  the Prepaid Expenses;
     (g)  the Material Contracts;
     (h)  the Intangible Property;
     (i)  the Supplies;
     (j)  the Books and Records

2. "Assumed Liabilities" means the amount of the liabilities of the Vendor relating to the Business or the Assets on the Effective Date and specified at the Closing Date and as described in Schedule F by the Vendor, and accepted by the Purchaser, in writing setting forth the name and address of each creditor and the amount to be assumed.

3. "Books and Records" means all books, records, files, documents and other written, electronically maintained or computer accessed information relating to the Business or the Assets, including the following:

     (a)  lists of customers and suppliers (past, present and potential);

     (b)  price lists;

     (c) records with respect to production, engineering, product development, costs, inventory, machinery and equipment;

     (d)  business development plans;

     (e) advertising matter, catalogues, correspondence, mailing lists, photographs, sales material and records, purchasing materials and records;

     (f) personnel records of employees whose employment will be continued with the Purchaser;

     (g)  research and development files, records, data, and other books;

     (h)  media material and plates;

     (i)  sales order and purchase order files;

     (j) information from accounting, tax and litigation files reasonably requested by the Purchaser from time to time;

     (k) plans, specifications, surveys, construction contracts, and other materials relating to the Leasehold Property; and

     (l) other records used in or required to continue the Business as heretofore and presently being conducted by the Vendor.

4. "Business" means the Tenet business currently and heretofore carried on by the Vendor.

5. "Closing" means the completion of the sale and purchase of the Assets hereunder by the transfer and conveyance thereof and the payment of or provision for the Purchase Price therefor, all as provided herein and "time of Closing" means the time that Closing occurs.

6. "Closing Date" means the 15th day of April, 2002, or such other date as shall be agreed upon by the parties

7.   "DLTB" means the Dalian Local Tax Bureau.

8. "Effective Date" means the 25th day of September 2001, being the day the Tenet system was launched in Dalian.

9. "Encumbrance" means any mortgage, charge, pledge, hypothecation, lien, security interest, assignment, option, equity, execution, claim or any other title defect or other encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing,), whether or not registered or registrable.

10. "Equipment" means all machinery, equipment, automobiles, trucks, office equipment, yard equipment, furniture, furnishings, spare parts, tools, stores and supplies of all kinds used in connection with the Business including the equipment, and the other property described in Schedule "B" hereto

11. Books of record " means all written documents and records which, in any way, relate to the Business, including all accounting documents, engineering and software files, all invoices and supplier files, employee records, regulatory filings, and the like.

12. "Goodwill" means the goodwill of the Business, together with the exclusive right to the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor and the right to use any words indicating that the Business is so carried on including the right to use the name "Tenet" or any variation thereof as part of the name of, or in connection with, the Business or any part thereof carried on or to be carried on by the Purchaser, contractual rights otherwise not provided for.

13. "Governmental Authority" means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing.

14. "Indebtedness", in respect of any person, means, at any time and from time to time, all indebtedness, liabilities and obligations due or accruing due, matured or unmatured, liquidated or unliquidated, of such person.

15. "Intangible Property" means all right, title and interest of the Vendor in and to all intangible property used in connection with the Business, including all registered and unregistered trade mark, trade or brand names, copyrights, patents, applications for any of the foregoing, licences for any of the foregoing, computer software, magnetic tape and other data processing materials, designs, inventions, records of inventions, trade secrets, know how, formulae, processes, procedures, research records, test information, market surveys, marketing know how, licenses, permits, authorities, franchises, approvals and authorizations by any Governmental Authority, restrictive covenants and other rights used in connection with the Business, and other industrial or intellectual property used in connection with the Business including the Intangible Property described in Schedule "C".

16. "Leasehold Property" means all of the leases of the leasehold lands and interests therein and all plant, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated thereon or forming part thereof used in connection with the Business, described in Schedule "E" hereto along with all of such leasehold land and interests.

17. "Material Contracts" means the benefit of all unfilled orders received by the Vendor and forward commitments to purchase made by the Vendor in connection with the business, and all other contracts, engagements or commitments, whether written or oral, to which the Vendor is entitled in connection with the Business including the right, title and interest of the Vendor in, to and under the material agreements and contracts described in Schedule "D" hereto and including the leases.

18.  "parties" means the Vendor and, the Purchaser.

19. "Permits" means all licenses, consents, permits, authorities, certificates and registrations which are required, necessary or desirable for the conduct in the usual and ordinary course of the operation of the Business and the ownership or leasing of and the uses to which the Assets have been and presently are put.

21.  "Prepaid Expenses" means all prepaid expenses relating to the Business.

22. "Purchaser's Solicitor" means Yi Liu, of Zheng, Liu, Yuan & Zhou Law Office Suite 818, Tower 2Bright China Chang An Building7, Jianguomennei Dajie Beijing, 100005 China Tel: (8610) 6510-125 Fax: (8610) 6510-1253

23. "Purchase Price" means the purchase price to be paid by the Purchaser to the Vendor for the Assets, as provided for in subsection 2.2.

24. "Supplies" means all operating stores or supplies used in carrying on the Business.

25. Subscribers" means commercial tax payers in Dalian that are subscribers to the Tenet system.


                                   Schedule B

                                    Equipment

--------------  ---------  ----------------  --------  ---------------  --------
                Original                     Original                   Original
Name             Value           Name         Value         Name         Vaule
--------------  ---------  ----------------  --------  ---------------  --------
Car (Nissan       350,000  Panasonic laptop   19,200   Laptop            22,000
VIP)
--------------  ---------  ----------------  --------  ---------------  --------
Panasonic          19,200  Panasonic laptop   19,200   UPS 3000          33,900
laptop
--------------  ---------  ----------------  --------  ---------------  --------
Server             18,500  Server             16,950   Switch             2,890
--------------  ---------  ----------------  --------  ---------------  --------
Scanner             1,890  Printer             4,000   2514 Router        8,000
--------------  ---------  ----------------  --------  ---------------  --------
Laptop             24,960  D-LINK.Hub          5,100   2 Servers         65,864
--------------  ---------  ----------------  --------  ---------------  --------
6 Work             40,790  Advanced Work      18,649   Computer          16,352
Stations                   Station
--------------  ---------  ----------------  --------  ---------------  --------
Server             15,374  4 Computers        35,241   Printer            3,300
--------------  ---------  ----------------  --------  ---------------  --------
Server             14,814  Sharp Copier       32,000   2 Meeting Desks    6,000
--------------  ---------  ----------------  --------  ---------------  --------
Safe                1,750  Document Shelf      7,200   7 Mobile phones   42,600
--------------  ---------  ----------------  --------  ---------------  --------
Computer            9,150  Laptop             11,000   HP Printer         1,500
--------------  ---------  ----------------  --------  ---------------  --------
Computers          37,000  Laptop             21,000   Switch             2,000
--------------  ---------  ----------------  --------  ---------------  --------
Computer            8,000  Laptop             16,000   Hub                2,000
--------------  ---------  ----------------  --------  ---------------  --------
Conditioner         7,000  Car (Xia Li)       85,239
--------------  ---------  ----------------  --------  ---------------  --------
Sub Total       1,045,613
--------------  ---------  ----------------  --------  ---------------  --------

                               Training Classroom

--------------------   --------------   ---------------------   --------------
Name                   Original Value   Name                    Original Value
--------------------   --------------   ---------------------   --------------
DLX Fire wall          63,450           EXCHAGE                 18,220
--------------------   --------------   ---------------------   --------------
Computer Desks         4,800            30 Computers            165,237
--------------------   --------------   ---------------------   --------------
Hub                    2,000            Protection Card         4,500
--------------------   --------------   ---------------------   --------------
Projector              40,643           Screen                  1,100
--------------------   --------------   ---------------------   --------------
CD Writer              830              Modem                   2,165
--------------------   --------------   ---------------------   --------------
Sub Total              302,945
--------------------   --------------   ---------------------   --------------

                              New Fixed Asset List

--------------------   --------   ---------------   ------------------------
Name                   Quantity   Original Value             Note
--------------------   --------   ---------------   ------------------------
Office Furniture          Set             24,400    Office Desks and Chairs
--------------------   --------   ---------------   ------------------------
Program-controlled
Telephone                  1               3,960    Office Use
--------------------   --------   ---------------   ------------------------
Buick Car                  1             328,000    Office Use
--------------------   --------   ---------------   ------------------------
Hisence Conditioner        1               3,380    Meeting Room Use
--------------------   --------   ---------------   ------------------------
Printer (2477)             1               3,846    For VAT Invoice Use
--------------------   --------   ---------------   ------------------------
Laptop                     1              12,500    For Software Development
--------------------   --------   ---------------   ------------------------
Computer                  10              43,450    For Training Classroom
--------------------   --------   ---------------   ------------------------
Computer                   2               7,900    For Training Classroom
--------------------   --------   ---------------   ------------------------
Computer                   2               8,342    For Training Classroom
--------------------   --------   ---------------   ------------------------
Travel Car(FuTian)         1             112,007    For Service
--------------------   --------   ---------------   ------------------------
Travel Car(Chang An)       2              67,032    For Service
--------------------   --------   ---------------   ------------------------
Car (Avlon)                1             672,991    Office Use
--------------------   --------   ---------------   ------------------------
Computer                  17             102,430    For Tax Bureau Use
--------------------   --------   ---------------   ------------------------
Computer                   1              21,900    For Tax Bureau Use
--------------------   --------   ---------------   ------------------------
Laptop                     1              12,999    For Tax Bureau Use
--------------------   --------   ---------------   ------------------------
Sub Total                              1,425,137
--------------------   --------   ---------------   ------------------------
Grand total                        2,772,695,000
--------------------   --------   ---------------   ------------------------

                                   Schedule C
                               Intangible Property

All software used in development Tenet, its source code, the Trade Name, logo and trade mark for Tenet, all software programs under development


                                   Schedule D
                               Material Contracts

Subscription agreements with all Class A and B taxpayer Subscribers; Cooperation agreement with the DLTB.


                                   Schedule E
                               Leasehold Property

721 sq M leased year to year for 1rmb/day/sq M @ Room 512, Tower A, No.1 Torch Road, Qixianling Basement, Hi-Tech Garden, Dalian City, Liaoning Province, PRC


                                   Schedule F
                               Assumed Liabilities

1.   Communication Bank of China       3,400,000 (interest @ 5.3%
      (Dalian head branch)                        due April 03)
2.   ATC                               3,690,000
3.   Loan from Founders                2,000,000 (private loan  through
                                                  Founders, 15% due Sept 2002).


Total                                  9,090,000